Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS REPORTS FOURTH QUARTER AND

FULL YEAR 2005 RESULTS;

FULL YEAR 2005 LOSS PER SHARE TOTALS 60 CENTS

Earnings Conference Call & Webcast Today (With Slides) at 5:00 p.m. ET

Lexington, MA, January 23, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today reported results for the fourth quarter and year ended December 31, 2005.  Total net revenues increased 77% to $120.6 million in 2005 from $68.1 million in 2004.  The increase in revenues was primarily attributable to net sales of CUBICIN® (daptomycin for injection), which increased 94% compared to 2004 to $113.5 million in 2005.

Net loss for the fourth quarter of 2005 was $6.7 million or $0.12 per share, as compared to $17.7 million, or $0.40 per share for the fourth quarter of 2004.  For 2005, net loss was $31.9 million or $0.60 per share as compared to $76.5 million or $1.86 per share in 2004.

Results for the Quarter Ended December 31, 2005

Total net revenues for the fourth quarter of 2005 were $36.9 million, compared to $25.4 million for the fourth quarter of 2004, an increase of $11.4 million. The quarter over quarter increase was primarily attributable to an increase of $15.6 million in net product sales of CUBICIN from $21.0 million in the fourth quarter of 2004 to $36.6 million in the fourth quarter of 2005, an increase of 74%. The increase in net product revenues was offset by a decrease in license fee revenues which is primarily attributable to $2.5 million of revenue recognized related to our cross license agreement with Diversa Corporation in Q4 2004 and a decrease of $1.4 million in upfront license fee revenues related to our 2003 license agreement with Chiron.

Research and development expense for the fourth quarter of 2005 was $13.5 million, compared to $16.0 million for the fourth quarter of 2004, a decrease of $2.5 million or 15%. This decrease was primarily due to lower clinical trial expenses in the fourth quarter of 2005 and a decrease in costs from the fourth quarter of 2004 related to the establishment of a second drug substance manufacturer and a second fill-finish manufacturer for our CUBICIN product, which both became fully operational in the first quarter of 2005.

Sales and marketing expense for the fourth quarter of 2005 was $12.9 million, compared to $9.7 million for the fourth quarter of 2004, an increase of $3.3 million, or 34%. This increase was primarily driven by the expansion of our sales force in the first quarter of 2005.

General and administrative expense for the fourth quarter of 2005 was $5.2 million, compared to $7.1 million for the fourth quarter of 2004, a decrease of $1.8 million, or 26%. This decrease was primarily due to the $2.2 million patent impairment charge recorded in the fourth quarter of 2004.

Results for the Year Ended December 31, 2005

Total net revenues for the year ended December 31, 2005 were $120.6 million, compared to $68.1 million for the year ended December 31, 2004, an increase of $52.6 million. The year over year increase was attributable to an increase of $55.0 million in net product sales of CUBICIN. The increase in net product revenues was offset by a decrease in license fee revenues which is primarily attributable to $2.5 million of revenue recognized related to our cross license agreement with Diversa Corporation in Q4 2004 and a decrease of $1.4 million in upfront license fee revenues related to our 2003 license agreement with Chiron.

Research and development expense for the year ended December 31, 2005 was $51.7 million, compared to $57.2 million for the year ended December 31, 2004, a decrease of $5.5 million, or 10%.  This decrease was primarily due to lower clinical trial expenses in 2005, costs incurred in 2004 related to CAB-175 program which was discontinued in 2004, and a decrease in costs related to the establishment of a second drug substance manufacturer and a second fill-finish manufacturer for our CUBICIN product, which both became fully operational in the first quarter of 2005.  These decreases were partially offset by increased manufacturing development costs incurred in 2005 associated with Cubist’s license agreement with Chiron.

Sales and marketing expense for the year ended December 31, 2005 was $42.3 million, compared to $35.0 million for the year ended December 31, 2004, an increase of $7.3 million or 21%. This increase was primarily driven by the expansion of our sales force in the first quarter of 2005.

General and administrative expense for the year ended December 31, 2005 was $19.3 million, compared to $20.2 million for the year ended December 31, 2004, a decrease of $0.9 million, or 4%. This decrease was primarily due to the $2.2 million patent impairment charge recorded in the fourth quarter of 2004, partially offset by higher employee related costs as a result of our growth.

As of December 31, 2005, Cubist had $101.7 million in cash, cash equivalents and investments. The total number of common shares outstanding as of December 31, 2005 was 53,883,551.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

WHEN:  Monday, January 23, 2006 at 5:00 p.m. ET

LIVE DOMESTIC & CANADA CALL-IN:  (800) 473-6123

LIVE INTERNATIONAL CALL-IN:  (973) 582-2706

24-HOUR REPLAY DOMESTIC & CANADA:  (877) 519-4471

REPLAY PASSCODES:  Conference ID # 6866892

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:  www.cubist.com

Replay will be available for 30 days via the Internet;

*********************************************************************************

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections. Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Our product pipeline includes our lipopeptide program, the product candidate HepeX-B and our natural products screening program.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently-planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings;(ii) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (iii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)  competition, particularly with respect to CUBICIN; (v) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of bulk drug substance, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and at an acceptable cost; (viii) our dependence upon pharmaceutical and biotechnology collaborations; (ix)  our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to discover or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xiv)  a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

 Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

###

Additional information can be found at Cubist’s web site at www.cubist.com

Tables follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	December 31,
	2005	2004
ASSETS
Cash, cash equivalents and investments	$101,748	$128,417
Accounts receivable, net	14,701	9,854
Inventory	16,695	4,891
Property and equipment, net	46,027	47,948
Other assets	38,894	24,798

Total assets	$218,065	$215,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$35,138	$24,917
Deferred revenue	1,250	4,950
Debt and capital lease obligations	165,078	165,195
Total liabilities	201,466	195,062

Total stockholders’ equity	16,599	20,846

Total liabilities and stockholders’ equity	$218,065	$215,908

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product revenues, net	$36,646	$21,033	$113,514	$58,559
License fee revenues	100	4,017	4,426	8,268
Collaborative agreement and other revenues	120	390	2,705	1,244
Total revenues	36,866	25,440	120,645	68,071

Costs and expenses:
Cost of product revenues	10,369	6,846	32,739	20,249
Research and development	13,494	15,957	51,673	57,182
Sales and marketing	12,938	9,655	42,331	35,019
General and administrative	5,234	7,075	19,335	20,234
Total costs and expenses	42,035	39,533	146,078	132,684

Operating loss	(5,169)	(14,093)	(25,433)	(64,613)

Other expense, net	(1,549)	(3,597)	(6,419)	(11,899)

Net loss	$(6,718)	$(17,690)	$(31,852)	$(76,512)

Basic and diluted net loss per common share	$(0.12)	$(0.40)	$(0.60)	$(1.86)

Basic and diluted weighted average number of common shares	53,778,506	44,211,684	53,053,307	41,228,275